Exhibit 99.1

For Immediate Release

May 11, 2020

Contact: Melissa Andrews

864.286.4425

melissa.andrews@scansource.com

ScanSource Appoints New Board Member

Jeff Rodek brings extensive software technology solutions industry leadership to the Board

GREENVILLE, S.C., (May 11, 2020) — ScanSource, Inc. (Nasdaq: SCSC), a leading provider of technology products and solutions, today announced the appointment of Jeffrey R. Rodek to its Board of Directors, effective May 6, 2020. Mr. Rodek’s appointment expands the Board to eight members.

With more than 40 years of experience spanning across multiple industries, Mr. Rodek has driven performance growth and improved corporate governance strategies in the enterprise software and technology solutions industries. He also has extensive logistics experience. Since 2017, he has served as an Executive Network Advisor and Limited Partner of Tensility Venture Partners, a venture capital firm investing in enterprise software companies. Previously, Mr. Rodek served as a Senior Lecturer at the Fisher College of Business at The Ohio State University from 2007 to 2018 and as a Senior Advisor and Executive Partner with private equity firm, Accretive, LLC from 2007 to 2009. Prior to Hyperion’s sale to Oracle in April 2007, Mr. Rodek was the Executive Chairman of the Board of Hyperion Solutions, Inc. and served as Chairman and Chief Executive Officer of Hyperion from 1999 to 2004. Prior to Hyperion, Mr. Rodek served as President and Chief Operating Officer of Ingram Micro Corporation from 1995 to 1999, and also spent 16 years at FedEx, rising to the position of Senior Vice President, Americas.

“We are excited to welcome Jeff to our Board of Directors. His experience and breadth of knowledge within the software solutions space will provide our team with invaluable insight,” said Mike Baur, Chairman and CEO, ScanSource, Inc. “We look forward to Jeff’s guidance as ScanSource continues to advance our digital strategy and grow our software offerings to better serve our partners.”

“ScanSource has an extraordinary history of commitment and dedication to its partners, employees, and shareholders,” said Mr. Rodek. “I’m honored to join the Board of Directors and bring my perspective from the software technology solutions industry as ScanSource embraces strategic opportunities.”

About ScanSource

ScanSource, Inc. (NASDAQ: SCSC) is at the center of the technology solution delivery channel, connecting businesses and providing solutions for their complex needs. ScanSource sells through multiple, specialized routes-to-market with digital, physical and services offerings from the world’s leading suppliers of point-of-sale (POS), payments, barcode, physical security, unified communications and collaboration, telecom and cloud services. ScanSource enables its sales partners to create, deliver and manage solutions for end-customers across almost every vertical market. Founded in 1992 and headquartered in Greenville, South Carolina, ScanSource was named one of the 2019 Best Places to Work in South Carolina and on FORTUNE magazine’s 2020 List of World’s Most Admired Companies. ScanSource ranks #643 on the Fortune 1000. For more information, visit www.scansource.com.

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